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EXHIBIT 23.3

CONSENT OF FRIEDMAN & FRIEDMAN, INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement (Form S-3) and related prospectus of Alpnet, Inc. pertaining to the registration of 1,152,714 shares of its common stock, our Auditors' Report dated February 13, 1998 with respect to the statement of earnings, deficit and changes in financial position for the year ended December 31, 1997, which we have been advised is included in the Annual Report (Form 10-K) of Alpnet Inc. for the year ended December 31, 1999 and accordingly, by reference in the Form S-3 Registration Statement filing bearing a pro-forma date of June 15, 2000.

\s\FRIEDMAN & FRIEDMAN



Chartered Accountants

Montreal, Quebec
June 15, 2000